Exhibit 99.1

                             ACCESS NEWS

Contact: Company                                 Contact: Investor Relations
----------------                                 ---------------------------
Kerry P. Gray                                                    Steve Laird
President & CEO                                               Genesis Select
(214) 905-5100                                                (203) 341-0214

                                                        Donald C. Weinberger
                                                               Wolfe Axelrod
                                                              (212) 370-4500

                  ACCESS PHARMACEUTICALS, INC. ANNOUNCES
                     SECOND QUARTER FINANCIAL RESULTS
                  --------------------------------------

DALLAS, TEXAS, August 13, 2004, ACCESS PHARMACEUTICALS, INC. (AMEX: AKC) reported its results for the second quarter and six months ended
June 30, 2004. The Company reported a net loss of $2,553,000, or $0.17 per share, for the second quarter, as compared to net income of $316,000, or $0.02 per share, for the corresponding quarter in 2003. The net loss for the six-month period ended June 30, 2004 was $4,904,000, or $0.33 per share, compared with a net loss of $2,095,000, or $0.16 per share for the corresponding period in 2003. The results in 2003 include miscellaneous income of $2.3 million resulting from the settlement of a dispute related to the supply of Aphthasol(R) which has resulted in the interruption of product shipments in the US market.

Revenue in the second quarter of 2004 was $68,000 compared to $683,000 in the second quarter of 2003, reflecting a decrease in licensing revenues ($403,000) and product sales ($229,000). For the six-month period, revenue decreased to $88,000 compared with $1,076,000 in the same period in 2003. The decrease in product sales ($532,000) is the result of the Aphthasol(R) supply interruption and reduced licensing revenues ($485,000) which reflects the receipt in 2003 of milestone payments for Zindaclin(R) associated with product launches. Supply of Aphthasol(R) has now been restored with shipments to commence in the third quarter.

Operating expenses in the second quarter of 2004 were $2,244,000 a decrease of $133,000 compared with 2003. This decline was due mainly to decreased research and development expense of $216,000, as 2003

                                -More-

Access Pharmaceuticals, Inc.
Page 2

included significant clinical development expenses associated with OraDisc A(TM) and lower cost of product sales of $73,000 due to lower product sales. The decrease was offset by higher general and administrative expense in the second quarter of 2004 ($142,000) principally due to increased professional expenses and business development consulting expense. Operating expenses for the first six-months of 2004 decreased $636,000 to $4,328,000. Decreased expenditures on research and development ($869,000) and cost of product sales ($156,000) were offset by increased depreciation and amortization ($30,000) resulting from the acquisition of additional capital assets and general and administration costs ($359,000). The reduction in 2004 research and development expense reflects lower OraDisc(TM) A clinical development costs ($698,000) and the completion of one of our polymer platinate clinical trials ($472,000). These decreases are partially offset by product development costs ($163,000), the expansion of our scientific organization ($114,000) and the increased development activities at our Australian operations ($111,000). The increase in general and administration costs reflects the increase in business development expense ($61,000), investor relations expense ($45,000), non-cash warrant expense ($95,000), legal and accounting fees, in part associated with Sarbanes-Oxley ($74,000), and an increase in litigation expense ($102,000).

Other income (expense) in the second quarter of 2004 was a loss of $377,000 compared with income of $2,010,000 in 2003. As previously reported, in the second quarter of 2003, we recorded a $2.3 million one-time non-recurring item in Other Income. In addition to the cash received, the settlement eliminates the requirement to pay future milestone payments that were due under the agreement pursuant to which the Company purchased the amlexanox assets. Also contributing to the loss in 2004 was a non-cash expense due to the write-down of an investment in a publicly traded stock associated with a product development agreement ($96,000).

Kerry P. Gray, President and CEO of Access, stated, "The timing of receipt of milestone payments, the inability to supply Aphthasol(R) and the related financial settlement received in 2003 significantly impact the year on year comparison of results. With the resolution of the supply of Aphthasol(R) and projected milestone payments in the second half, revenues are expected to exceed the prior year. Except for the increase in expenses associated with compliance with Sarbanes-Oxley and litigation and the write down in the investment associated with a prior development program, our results are in line with our business plan. Fortunately the bulk of our litigation is now behind us with the settlement of the Del action."

Since our last financial report, achievements include:

- Advancement of AP5346 toward Phase II clinical development and continued generation of

                                -More-

Access Pharmaceuticals, Inc.
Page 3

  both preclinical and clinical data supporting this development.
- Significant expansion of our OraDisc(TM) program both in terms of development scope and commercial and business development activities.
- The advancement towards commercialization of our lead OraDisc(TM) products.
- The commercial production of Aphthasol(R) by our contract manufacturer.
- Generation of preclinical data supporting the potential to enhance the polymer therapeutics approach in cancer through optimization of formulation parameters.
- Filing of a patent for an injectable form of our nanoparticle aggregate technology.
- The successful conclusion of the Del litigation.

Mr. Gray continued, "The numerous positive advancements both in our product development and business development activities offers exciting possibilities. The expansion of the OraDisc(TM) opportunity is a very important step towards Access achieving our objective of near-term positive cash flow and generating revenues and earnings from marketed products. Expansion of OraDisc(TM) development activities into major market segments could accelerate the achievement of these objectives. Our polymer therapeutics and polymer platinate programs continue to generate positive results and the expansion of our nanoparticle aggregate technology to include an injectable alternative offers exciting potential. Given the progress made during the last 90 days, the Company is well positioned to achieve numerous milestones over the balance of 2004."

Access Pharmaceuticals, Inc. is an emerging pharmaceutical company focused on developing both novel low development risk product candidates and technologies with longer-term major product opportunities. Access markets Aphthasol(R), the only FDA-approved product for the treatment of canker sores, and is developing products for mucositis and other oral indications. Access is also developing unique polymer platinates for use in the treatment of cancer and has an extensive portfolio of advanced drug delivery technologies including vitamin mediated targeted delivery, oral delivery, and nanoparticle aggregates.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties, including but not limited to statements made relating to the result of our polymer platinate program, the results of preclinical and clinical studies for our polymer platinate products, the resumption of supply of Aphthasol(R), projected milestone payments, the OraDisc(TM) program and our ability to achieve milestones. These statements are subject to numerous risks, including but not limited to the uncertainties associated with research and development activities, clinical trials, our ability to raise capital, the timing of and our ability to achieve regulatory approvals, dependence on others to market our licensed products, collaborations, future cash flow, the timing and receipt of licensing and milestone revenues, projected future revenue growth and our ability to generate near term revenues, the future success of the Company's marketed products Aphthasol(R)

                               -More-

Access Pharmaceuticals, Inc.
Page 4

and products in development including polymer platinate, OraDisc(TM) and our Mucositis technology, our ability to develop products from our platform technologies, our ability to manufacture amlexanox products in commercial quantities, our sales projections and the sales projections of our licensing partners, our ability to achieve licensing milestones and other risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and other reports filed by us with the Securities and Exchange Commission.


                                -More-

            Access Pharmaceuticals, Inc. and Subsidiaries

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 -------------------------------------
                              (unaudited)

                                 Three months ended June 30,   Six months ended June 30, 2004
                                 ----------------------------  ----------------------------
                                      2004           2003           2004           2003
                                 -------------  -------------  -------------  -------------
Revenues
 Licensing revenues               $    44,000    $   447,000    $    48,000    $   533,000
 Product sales                              -        229,000              -        532,000
 Royalty income                        24,000          7,000         40,000         11,000
                                 -------------  -------------  -------------  -------------
Total revenues                         68,000        683,000         88,000      1,076,000

Expenses
 Research and development           1,281,000      1,497,000      2,425,000      3,294,000
 Cost of product sales                 31,000        104,000         57,000        213,000
 General and administrative           772,000        630,000      1,526,000      1,167,000
 Depreciation and amortization        160,000        146,000        320,000        290,000
                                 -------------  -------------  -------------  -------------
Total expenses                      2,244,000      2,377,000      4,328,000      4,964,000
                                 -------------  -------------  -------------  -------------
Loss from operations               (2,176,000)    (1,694,000)    (4,240,000)    (3,888,000)

Other income (expense)
 Interest and miscellaneous income     35,000      2,334,000         68,000      2,432,000
 Interest and other expense          (412,000)      (324,000)      (732,000)      (639,000)
                                 -------------  -------------  -------------  -------------
                                     (377,000)     2,010,000       (664,000)     1,793,000
                                 -------------  -------------  -------------  -------------

Net income (loss)                 $(2,553,000)  $    316,000    $(4,904,000)   $(2,095,000)
                                 =============  =============  =============  =============


Basic and diluted income (loss)
  per common share                     $(0.17)         $0.02         $(0.33)        $(0.16)
                                 =============  =============  =============  =============

Weighted average basic and diluted
  common shares outstanding        15,449,603    13,218,747      14,824,938     13,209,375
                                 =============  =============  =============  =============


                         BALANCE SHEET DATA
                         -------------------


                                          June 30, 2004  December 31, 2003
                                          --------------   --------------
                                            (unaudited)
Cash and cash equivalents                  $  6,148,000     $    727,000
Short-term investments and
  certificates of deposit                       969,000        1,860,000
Restricted cash                                 589,000          649,000
Accounts receivable and inventory             1,236,000        1,257,000
Total assets                                 15,800,000       11,811,000
Working capital                               5,753,000        1,206,000
Convertible notes and other obligations      14,112,000       14,361,000
Accumulated deficit                         (59,134,000)     (54,227,000)
Total stockholders deficit                   (1,515,000)      (5,825,000)


                                 #  #  #